Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Insured New York Dividend
Advantage Municipal Fund
333-85706
811-09473

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, with the meeting being subsequently adjourned to October 22, 2007 and then adjourned to November 8, 2007, then adjourned to November 12, 2007 and adjourned to November 30, 2007, at this meeting shareholders were asked to vote on a new Investment Management Agreement.

Voting results for the new investment management agreement are as follows:

<c>To approve a new investment management agreement
 <c>Common and MuniPreferred shares voting together as a class
   For
                 4,019,197
   Against
                    210,035
   Abstain
                    218,119
   Broker Non-Votes
                 1,198,210
      Total
                 5,645,561



Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950134-07-018732.